Exhibit 21.1

                 SUBSIDIARIES OF AQUENTIUM, INC.

Aquentium Hong Kong, Ltd.
Chinese limited liability company

Charis Energy Development, Inc.
Nevada corporation

Canby Group, Inc.
California corporation

Environmental Waste Management, Inc.
Nevada corporation

H.E.R.E. International, Inc.
Colorado corporation

USA Public Auction, Inc.
Nevada corporation